EXHIBIT 23.1

JEFFREY T. GROSS LTD.

CERTIFIED PUBLIC ACCOUNTANTS

6215 W. TOUHY AVENUE

CHICAGO, ILLINOIS 60646-1105

(773)792-1575

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors

Capstone Systems, Inc.

Boulder City, Nevada

We consent to the use, in the statement on Form S-1 of Capstone Systems, Inc., of our report dated October 3, 2017 on our audit of the financial statements of Capstone Systems, Inc., as of August 31, 2017 and 2016, and the related statement of operations, changes in stockholder’s equity and cash flows for the three months ended August 31, 2017 and 2016, and the reference to us under the caption “Experts”.

Jeffrey T. Gross Ltd.

Certified Public Accountants

Chicago, Illinois

October 2, 2017